Exhibit 99.1

Lane Joins Bancshares of Florida, Inc. as Senior Vice President of Retail Lending

NAPLES, Fla., April 11 /PRNewswire-FirstCall/ -- Martin P. Mahan, Executive Vice President and Chief Operating Officer, recently announced that Tom Lane has joined Bancshares of Florida, Inc. (Nasdaq: BOFL) as Senior Vice President of Retail Lending. Mr. Lane will be responsible for Consumer Lending, Residential Lending as well as Bankcards for Bank of Florida- Southwest; Bank of Florida, Fort Lauderdale; and Bank of Florida-Tampa Bay.

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In this role, Mr. Lane will oversee loan production and secondary market sales for the subsidiary banks’ consumer lending portfolio. “Tom is an accomplished banker and knows the residential and consumer business lines inside and out,” said Mahan. “His extensive experience will help Bank of Florida in developing, implementing and introducing new and competitive loan products that are specifically designed for Florida’s unique consumer needs.”

“Commercial Banking remains our primary focus, however, many of our business clients look to Bank of Florida to serve their personal lending needs as well. There is a strong demand for second home mortgages, interest-only financing and home equity lines of credit,” said Mahan. “Tom’s strong reputation and proven performance in the State of Florida will help to elevate our consumer lending division to the next level.”

Mr. Lane began his financial career in the Midwest after attending Indiana University. He relocated to the Florida market in 1986 and accepted a position with Barnett Bank. He remained through the NationsBank and Bank of America merger achieving the position of Senior Vice President/Consumer Lending Manager for the Southeastern United States. In 2000, he moved to Columbus, Ohio to serve as Senior Vice President/Division Manager for Huntington Bancorp.

Mr. Lane joined Fifth Third Bank in Ohio in 2001 as Senior Vice President and Manager of Consumer Lending. He was relocated to Naples in 2003 to lead the Residential and Consumer Lending departments of Fifth Third Bank, Florida.

Throughout his banking career, Mr. Lane has been involved with numerous civic, community and charitable organizations, including the American Heart Association, Habitat for Humanity, Chamber of Commerce and the United Methodist Church.

Bancshares of Florida, Inc. (Nasdaq: BOFL, Newspaper listing: “BcshFla”) is a $569.8 million-asset multi-bank holding company located in Naples, Florida. It is the parent company for Bank of Florida-Southwest and Bank of Florida Trust Company, both based in Naples; Bank of Florida, Fort Lauderdale; and Bank of Florida-Tampa Bay. Investor information may be found on the company’s web site, http://www.bankofflorida.com , by clicking on the “Investor Relations” tab.

For More Information Contact:

Sara Dewberry, Vice President of Marketing, Bancshares of Florida, Inc.

239-254-2100

SOURCE  Bancshares of Florida
          -0-                    04/11/2006
          /CONTACT:     Sara Dewberry, Vice President of Marketing, Bancshares of Florida, Inc., +1-239-254-2100/
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